Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2018 FINANCIAL RESULTS

OCC® Achieves Record Quarterly Net Sales,

58.2% Increase in Gross Profit and EPS of 18 Cents

ROANOKE, Va., June 11, 2018 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2018.

Second Quarter 2018 Financial Results

Consolidated net sales for the second quarter of fiscal year 2018 increased 69.7% to $26.9 million, the highest quarterly net sales in the Company’s history, compared to net sales of $15.8 million for the second quarter of fiscal year 2017. Compared to the same period last year, net sales to customers in the United States increased 88.0% in the second quarter of fiscal year 2018, and net sales to customers outside of the United States decreased 4.3%.

The Company increased net sales in its specialty markets in the second quarter of fiscal 2018, compared to the same period last year, particularly in its wireless carrier and military markets. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

OCC reported gross profit of $9.0 million in the second quarter of fiscal year 2018, an increase of 58.2% compared to gross profit of $5.7 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 33.3% in the second quarter of fiscal year 2018 compared to 35.7% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix.

Optical Cable Corp. – Second Quarter 2018 Earnings Release

SG&A expenses increased 25.5% to $7.4 million during the second quarter of fiscal year 2018, compared to $5.9 million for the second quarter of fiscal year 2017. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions which increased due to increased net sales and the improved financial results during the second quarter of fiscal year 2018.

For the second quarter of fiscal year 2018, OCC recorded net income of $1.4 million, or $0.18 per basic and diluted share, compared to a net loss of $239,000, or $0.04 per basic and diluted share, for the second quarter of fiscal year 2017.

Fiscal Year-to-Date 2018 Financial Results

Consolidated net sales for the first half of fiscal year 2018 increased 45.9% to $44.4 million, compared to net sales of $30.5 million for the first half of fiscal year 2017. Net sales to customers in the United States increased 53.9% and net sales to customers outside of the United States increased 12.9%, in both cases compared to the first half of fiscal year 2017.

The Company increased net sales in its specialty markets in the first half of fiscal 2018, compared to the same period last year, particularly in its wireless carrier and military markets. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

OCC reported gross profit of $14.2 million in the first half of fiscal year 2018, an increase of 35.4% compared to gross profit of $10.5 million in the first half of fiscal year 2017. Gross profit margin was 31.9% in the first half of fiscal year 2018 compared to 34.4% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix including hybrid cables.

SG&A expenses increased 16.8% to $13.0 million during the first half of fiscal year 2018, compared to $11.1 million for the first half of fiscal year 2017. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions which increased due to increased net sales and the improved financial results during the second quarter of fiscal year 2018.

OCC recorded net income $981,000, or $0.13 per basic and diluted share, for the first half of fiscal year 2018, compared to a net loss of $855,000, or $0.13 per basic and diluted share, for the first half of fiscal year 2017.

OCC’s increase in net sales during the second quarter and the first half of fiscal year 2018 were driven by significant orders from a large customer. The Company continues to fulfill these orders, which will likely have a positive impact on net sales in the third quarter of fiscal 2018 compared to the same period last year. However, based on current backlog/forward load, the Company anticipates that net sales during the third quarter will be less than net sales during the second quarter of 2018.

Optical Cable Corp. – Second Quarter 2018 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “The benefits of OCC’s operating leverage at higher sales levels were demonstrated by our strong performance and bottom line results in the second quarter. During the second quarter, we also demonstrated our ability to handle large production volumes.”

Mr. Wilkin concluded, “Our strategic focus is on sales and marketing initiatives in targeted markets to drive sales, as well as increasing operational efficiency. We are optimistic that our success in both of these areas will positively impact our bottom line and enable us to deliver enhanced shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 11, 2018, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 3995928. For interested individuals unable to join the call, a replay will be available through June 18, 2018 by dialing (800) 585-8367 or (404) 537-3406, passcode 3995928. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s Roanoke and Asheville facilities are ISO 9001:2015 registered and its Dallas facility is ISO 9001:2008 registered. The Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corp. – Second Quarter 2018 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2018	2017	2018	2017

Net sales	$26,887	$15,847	$44,439	$30,454
Cost of goods sold	17,931	10,184	30,254	19,981

Gross profit	8,956	5,663	14,185	10,473

SG&A expenses	7,401	5,898	12,959	11,091
Royalty (income) expense, net	(12)	39	(17)	70
Amortization of intangible assets	9	6	16	12

Income (loss) from operations	1,558	(280)	1,227	(700)

Interest expense, net	(152)	(118)	(281)	(266)
Other, net	1	167	11	98
Other income (expense), net	(151)	49	(270)	(168)

Income (loss) before income taxes	1,407	(231)	957	(868)

Income tax expense (benefit)	16	8	(24)	(13)

Net income (loss)	$1,391	$(239)	$981	$(855)

Net income (loss) per share: Basic and diluted	$0.18	$(0.04)	$0.13	$(0.13)

Weighted average shares outstanding:
Basic and diluted	7,675	6,488	7,490	6,521

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Optical Cable Corp. – Second Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2018	October 31, 2017
Cash	$278	$891
Trade accounts receivable, net	20,683	8,941
Inventories	18,764	16,781
Other current assets	597	490
Total current assets	40,322	27,103
Non-current assets	12,686	13,036
Total assets	$53,008	$40,139

Current liabilities	$14,381	$4,197
Non-current liabilities	13,419	12,253
Total liabilities	27,800	16,450
Total shareholders’ equity	25,208	23,689
Total liabilities and shareholders’ equity	$53,008	$40,139

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